Pricing Supplement dated February 14, 2006	Rule 424(b) (3)
(To Prospectus dated January 16, 2004 and	File No.333-111504
Prospectus Supplement dated January 16, 2004)

PACCAR FINANCIAL CORP.

Medium-Term Notes - Floating Rate

CUSIP# 69371RZC3

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐            Citigroup Global Markets Inc.

☐            Barclays Capital Inc.

☐            BNP Paribas Securities Corp.

☐            McDonald Investments Inc.

☐            Wells Fargo Brokerage Services, LLC

☒              Other:  Banc of America Securities, LLC

☒              Other:  RBC Capital Markets Corporation

acting as ☐ principal  ☒agent

at: ☐varying prices related to prevailing market prices at the time of resale ☒ a fixed initial public offering price of 100% of the Principal Amount.

Principal Amount: $250,000,000:	Original Issue Date:	February 17, 2006

Agent’s Discount or Commission: 0.03%	Maturity Date:	February 17, 2009

Net Proceeds to Company: $249,925,000	Interest Payment Date(s):	Quarterly on the 17th or next business day of February, May, August and November via modified following business day convention, commencing May 17, 2006

Calculation Agent:

Interest Calculation:

☒	Regular Floating Rate Note	☐	Floating Rate/Fixed Rate Note
☐	Inverse Floating Rate Note		Fixed Rate Commencement Date:
	Fixed Interest Rate:		Fixed Interest Rate:
☐	Other Floating Rate Note (see attached)

Initial Interest Rate: To be determined

Initial Interest Reset Date: May 17, 2006

Interest Reset Date(s): Quarterly on the 17th or next business day of February, May, August and November via modified following business day convention.

Interest Rate Basis:

☐	CD Rate	☐	Federal Funds Rate	☐	Prime Rate
☐	Commercial Paper Rate	☒	LIBOR	☐	Treasury Rate
☐	CMT Rate	Designated LIBOR Page:		☐	Other (see attached)
	☐ CMT Telerate Page 7051		☐ LIBOR Reuters Page
	☐ CMT Telerate Page 7052		☒ LIBOR Telerate Page 3750
	If CMT Telerate Page 7052:	LIBOR Currency: USD
☐ Weekly Average
☐ Monthly Average

Index Maturity: 3 Month LIBOR

Spread (+/-):  +.04%

Spread Multiplier: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Day Count Convention:

☐    30/360 for the period from        to        .

☒    Actual/360 for the period from February 17, 2006 to February 17, 2009.

☐    Actual/Actual for the period from          to         .

Redemption:

☒    The Notes may not be redeemed prior to the Maturity Date.

☐    The Notes may be redeemed at the option of the Company prior to Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage:       %

Annual Redemption Percentage Reduction:       % until Redemption Percentage is 100% of the Principal Amount.

☐    The Notes shall be redeemed by the Company prior to the Maturity Date (see attached).

Repayment:

☒            The Notes may not be repaid prior to the Maturity Date.

☐            The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Optional Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars see attached)

Minimum Denominations:                 (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent:                       (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

    Issue Price:      %

Form:  ☒ Book-Entry       ☐ Certificated

Other Provisions: